Exhibit 99.1

Important Notice to U.S. Shareholders

This share exchange and business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country (Japan), which are different from those of the United States. Financial statements included in this document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

April 28, 2022

Press Release

Company name	Keisei Electric Railway Co., Ltd.
Representative	Representative Director and President	Toshiya Kobayashi
Company code: 9009, TSE Prime Market
Contact person	Manager, Group Strategy Department	Yugo Hayashi
TEL: +81-47-712-7038

Company name	Shin-Keisei Electric Railway Co., Ltd.
Representative	President C.E.O.	Yukihito Mashimo
Company code: 9014, TSE Standard Market
Contact person	Manager, General Affairs	Yoshihito Otani
TEL: +81-47-389-1101

Notice Regarding the Execution of a Share Exchange Agreement (Simplified Share Exchange) for Keisei Electric Railway Co., Ltd. to Make Shin-Keisei Electric Railway Co., Ltd. a Wholly Owned Subsidiary

Keisei Electric Railway Co., Ltd. ("Keisei") and Shin-Keisei Electric Railway Co., Ltd. ("Shin-Keisei”) (collectively the “Companies”), at their respective board of directors meetings held on April 28, 2022, resolved to conduct such a share exchange between the Companies that will make Keisei the wholly-owning parent company and Shin-Keisei its wholly-owned subsidiary (the “Share Exchange”), and a share exchange agreement (the “Share Exchange Agreement”) was executed by and between the Companies on the same date, as stated below.

Keisei will execute a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act without obtaining approval from a general meeting of shareholders and after Shin-Keisei obtains approval for the Share Exchange Agreement by an extraordinary resolution of an ordinary general meeting of shareholders to be held on June 28, 2022, with the effective date of September 1, 2022.

On August 30, 2022, prior to September 1, 2022 (the “Planned Date”), the effective date for the Share Exchange, the common stock of Shin-Keisei (“Shin-Keisei Stock”) will be delisted from the Prime Market of the Tokyo Stock Exchange, Inc. (the “Tokyo Stock Exchange”) (with the final trading day being August 29, 2022).

1. Purpose of the Share Exchange

Keisei was founded in June 1909 as Keisei Denki Kido Co., Ltd. (subsequently renamed as Keisei Electric Railway Co., Ltd. in June 1945), a train service operator for religious pilgrimages to Naritasan Shinshoji Temple. In November 1912, Keisei Electric Railway came into operation, commencing a five-car train service between Oshiage and Edogawa and between Takasago and Shibamata along a 11.5-km line.

Keisei has since worked to expand its railway network and deliver improved customer convenience through: i) becoming in December 1960 Japan’s first surface railway operator to share tracks with a subway operator; ii) extending its railway line to Narita International Airport in May 1978; iii) linking the railway directly to a basement terminal of the airport in March 1991; and iv) launching the Narita Sky Access Line service in July 2010 as a new line from central Tokyo to the airport.

Keisei, developing various enterprises based on the foundation of its railway service, launched a directly operated bus business in July 1932 and a real estate company in November 1933. It later expanded into the distribution business and was a leisure and service operator from the 1950s onward. Currently, the Keisei Electric Railway Group comprises Keisei, 89 subsidiaries, and eight affiliates (the “Keisei Group”). Under the group business philosophy of contributing to social development by providing high-quality, safe, and comfortable goods and services that satisfy customers and facilitating the growth of sound businesses, the Keisei Group provides various services such as transportation, real estate, and distribution businesses as a comprehensive lifestyle corporate group, mainly in eastern Tokyo, Chiba, and Ibaraki.

In April 2019, the Keisei Group established its Medium-Term Management Plan (the “E4 Plan”) and executed it for three years to March 31, 2022 in order to increase its revenue and grow in a sustainable manner even amid the changing environment for the Group. The E4 Plan has taken into account a future decline in population, due to a falling birth rate and aging population, in areas along its train lines and the need for further development of Narita International Airport.

The E4 Plan’s basic strategies are to: i) engage with local stakeholders to raise the Keisei Group’s profile; ii) manage the Group more effectively and strengthen its corporate governance; iii) cultivate the inbound tourism market; iv) increase earnings by strengthening existing businesses; v) ensure safety and security and improve service quality; and vi) establish a new growth vision. The Keisei Group has been achieving stable results by working to develop lineside areas in a sustainable manner, meeting increasingly diverse social needs, providing safe and highly satisfactory services on a Group-wide basis, and expanding its business domains.

The environment surrounding the Keisei Group, most notably arising from the novel coronavirus (“COVID-19”), affected its flagship transportation business, coupled with leisure and service business. The pandemic resulted in declining demand in the recent past for inbound tourism and reduced human travel activity following a period of growing airport transportation driven by the inbound tourism boom.

Effects from COVID-19 should gradually subside, putting Keisei Group back on a growth track helped by increasing airline passengers from Narita International Airport as the airport continues to improve its functionality. However, the fear of increased operating costs may become reality due to soaring fuel prices while lineside areas are predicted to suffer a decline in the working-age population due to the low birth rate and aging population in the medium to long term. In our view, these are factors that will threaten the Keisei Group’s flagship business revenue-earning opportunities in the future.

Meanwhile, founded in October 1946 for the purpose of developing the northwestern part of Chiba Prefecture, Shin-Keisei took over a military practice train line belonging to the former Japanese army to conduct service using four-car trains along a 2.5-km route between Shintsudanuma and Yakuendai since December 1947. Subsequently, Shin-Keisei extended the entire network to Matsudo in April 1955 on a single-track basis, turned the route between Shintsudanuma and Matsudo into a double-track line in February 1975, and connected to the Keisei Chiba line from December 2006, thereby enhancing transportation capacity and improving customer convenience.

Based on its railway business, Shin-Keisei operated various businesses. It launched a bus business in January 1949, and expanded to real estate in February 1955 and services from the 1970s onward. The organization currently consists of Shin-Keisei, seven subsidiaries, and two affiliates (the “Shin-Keisei Group”). Upholding the brand slogan of “Every Day, A Little, and New,” the Shin-Keisei Group undertakes transportation, real estate, and convenience operations mainly in northwestern Chiba Prefecture.

In April 2019, the Shin-Keisei Group formulated its Medium-Term Management Plan (the “S4 Plan”) and carried it out for three years to March 2022. The purpose of the S4 Plan is to make the Shin-Keisei Group a company trusted by customers and local communities through business operations focused on safety, security, and comfort, while building attractive lineside areas where people want live and want move to through providing services that anticipate their needs.

The S4 Plan upheld a basic strategy to: i) fulfill the Shin-Keisei Group’s responsibilities as a social and public infrastructure operator; ii) complete the Kamagaya City railway elevation project and develop areas beneath elevated railway lines; iii) build local community spaces, driven by the company’s flagship business, and pursue new businesses; and vi) achieve a robust corporate structure for future generations. Shin-Keisei has been making steady progress in its endeavors to raise the value of lineside areas by proactively implementing permanent measures for safety and security, reinforcing its flagship business and expanding its peripheral businesses, and improving the quality of services delivered.

The Shin-Keisei Group aims to build its level of trust with customers and local communities by enhancing its appeal through further strengthening its business foundations, creating new enterprises, and revitalizing local areas via coexistence with and support of communities along lineside areas, and improving its local brand power based on such efforts.

The Shin-Keisei Group has been taking a range of measures to counter the effects on its long-term revenue arising from the low birth rate and aging population, coupled with a decreasing working-age population, in its lineside areas. These areas are home to many housing complexes and homes that were developed during Japan’s high-growth era.

The Shin-Keisei Group, however, has recently been experiencing the decreasing number of passengers in its transportation businesses due to declining human travel activity since February 2020, owing to the spread of COVID-19. This is despite the fact that the Shin-Keisei Group, being an organization whose flagship business is commuting-centric local transportation, is predicted to achieve an earnings recovery relatively earlier than its peers.

Even amid the challenging operating environment marked by future uncertainty as described above, the Companies consider it necessary to strengthen their business fundamentals and competitiveness in their fields operation to achieve medium- to long-term growth, as well as to improve their corporate value.

Furthermore, as a trend in the transportation industry to which they belong, they must run their businesses in a way that emphasizes corporate social responsibility and environmental efforts. These include contributing to attaining SDGs and addressing ESG and the Task Force on Climate-related Financial Disclosures (TCFD). Keisei and Shin-Keisei, as companies responsible for providing social and public infrastructure, have offered safe, secure, and comfortable transportation services, while implementing measures such as introducing energy-saving trains with barrier-free designs, new facilities, etc., and activities in cooperation with local municipalities and organizations along the train lines. We also think that the Companies must create and deliver greater added-value, with the aim of contributing to attaining SDGs and helping to build a sustainable society with diversity and inclusion where no one is left behind.

To date, Keisei has been collaborating with Shin-Keisei, an equity-method affiliate, in northwestern Chiba Prefecture in the form of exchanging information on marketing and safety measures, joint development of train cars, and joint purchasing of materials in the railway business. In addition, they have been exchanging information on marketing and safety measures and shared operations for express lines in the bus business. Keisei, however, thinks that both companies, while now running their operations independently as listed companies, do not necessarily apply their business resources efficiently enough and lack flexibility in their decision making. One issue is the fact that Shin-Keisei does not necessarily prioritize seeking business synergy through collaboration with Keisei because, for example, Shin-Keisei must always compare transactions with Keisei with third-party transactions with respect to need and rationality in consideration of a potential conflict of interest with Shin-Keisei’s shareholders other than Keisei (hereinafter, the “Minority Shareholders”) and for the purpose of remaining independent as a listed company. Business resources injected by Keisei into Shin-Keisei end up being more restrained than if the latter was turned into a wholly owned subsidiary, because at least half of the capital injected to the latter is attributed to Minority Shareholders’ profit when premised on the existing capital structure.

To improve both companies’ corporate value and enable them to grow in the medium to long term as above described amid the aforementioned challenging operating environment, while contributing to attaining SDGs and addressing ESG and the Task Force on Climate-related Financial Disclosures (TCFD), Keisei concluded that it would be essential to: i) convert Shin-Keisei into a wholly-owned subsidiary of Keisei; ii) promptly build a structure in which to speed up decision-making by efficiently utilizing finite group business resources; iii) further enhance collaboration between both companies; and iv) operate the Keisei Group and Shin-Keisei Group to operate with a sense of unity. For this reason, in October 2021 Keisei submitted to Shin-Keisei an initial proposal intended to convert the latter into a wholly-owned subsidiary of the former in the Share Exchange.

Upon receiving the initial proposal from Keisei, Shin-Keisei began to consider the proposed Share Exchange. In so doing, the company decided to consult with Keisei after arranging for a consideration of readiness such as establishing on January 28, 2022 a special committee composed solely of independent members who have no interest in Keisei (hereafter referred to as the “Special Committee”; for details, see “Section 3. (5) Measures to avoid a conflict of interest,” shown below) in order to secure fairness, transparency, and objectivity for the Shin-Keisei’s board of directors’ decision-making process regarding the initial proposal from Keisei and to prevent arbitrary or unfair decision-making.

To date, the Shin-Keisei Group and the Keisei Group have been striving to evolve to become companies of choice by reinforcing their respective corporate structures through formulating and executing medium- to long-term management plans. However, to grow sustainably and fulfill their social responsibilities as locally rooted companies amid the challenging operating environment described above, it was concluded after discussions within each company that to improve their corporate value, the companies would benefit from building a solid cooperative relationship through converting Shin-Keisei into a wholly owned subsidiary of Keisei and leveraging economies of scale and business resources such as operational expertise.

Specifically, we think the Share Exchange will bring about the following synergies:

(i) reinforcing both companies’ business foundation in northwestern Chiba Prefecture and revitalizing local communities;

(ii) strengthening both companies’ competitiveness and expanding their business scale through mutual use of their business resources;

(iii) achieving an efficient collaborative framework through leveraging economies of scale.

Based on such understanding, the Companies have reached an agreement through consideration and discussion of the terms and conditions of the proposed Share Exchange, including the share exchange ratio, and, at their respective board of directors’ meetings held on April 28, 2022, resolved to conduct the Share Exchange and entered into the Share Exchange Agreement on the same date. This recognition will enable the Keisei Group to optimize its business resources and efficiently and further share operating strategies with Shin-Keisei, thus reinforcing both Companies’ competitiveness, which in our view will enhance their corporate value and prove to be a reorganization beneficial to shareholders of both Companies.

2. Outline of the Share Exchange

(1) Schedule for the Share Exchange

Record date for ordinary general meeting of shareholders	(Shin-Keisei)	March 31, 2022
Date of resolution by board of directors for execution of the Share Exchange Agreement	(Keisei and Shin-Keisei)	April 28, 2022 (today)
Date of the execution of the Share Exchange Agreement	(Keisei and Shin-Keisei)	April 28, 2022 (today)
Date of holding an ordinary general meeting of shareholders to approve the Share Exchange Agreement	(Shin-Keisei)	June 28, 2022 (planned)
Final date of trading	(Shin-Keisei)	August 29, 2022 (planned)
Date of delisting	(Shin-Keisei)	August 30, 2022 (planned)
Planned Date of the Share Exchange to become effective (effective date)		September 1, 2022 (planned)

Note 1: Keisei will conduct the Share Exchange without obtaining approval from a general meeting of shareholders by taking a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act.

Note 2: The schedule shown above is subject to change as necessary after being discussed and agreed to by the Companies in light of whether there are approval, registration, and notification filing requirements with the competent Japanese or overseas authorities regarding the Share Exchange and of various other circumstances. Any changes made to the schedule will be announced promptly.

(2) Share Exchange method

The Share Exchange will be one in which Keisei will become the wholly owning parent company of Shin-Keisei and Shin-Keisei will become Keisei’s wholly owned subsidiary. The Share Exchange will be conducted with September 1, 2022 as the Planned Date, where Keisei takes a simplified share exchange procedure under Article 796, Paragraph 2 of the Companies Act without obtaining approval from a general meeting of shareholders, and after Shin-Keisei obtains approval for the Share Exchange Agreement by resolution of an ordinary general meeting of shareholders to take place on June 28, 2022.

3) Description of allotment for the Share Exchange

	Keisei (wholly owning parent company)	Shin-Keisei (wholly owned subsidiary)
Allotment ratio for the Share Exchange	1	0.82
Number of shares to be granted due to the Share Exchange	Common stock of Keisei: 4,983,417 shares (planned)

Note 1: Allotment ratio for common stock

0.82 shares of common stock of Keisei (“Keisei Stock”) will be allotted for one share of Shin-Keisei stock. However, for shares of Shin-Keisei held by Keisei (4,899,895 shares as of April 28, 2022), no shares will be allotted in the Share Exchange. If any significant change are made to any of the various conditions forming the basis of calculation, there is potential for the aforementioned allotment ratio for the Share Exchange (“Share Exchange Allotment Ratio”) to be revised after being discussed and agreed to by both companies.

Note 2: Number of shares of Keisei to be granted due to the Share Exchange:

Keisei stock: 4,983,417 shares (planned)

The aforementioned number of shares was calculated in accordance with the number of outstanding shares of Shin-Keisei (11,023,228 shares) on March 31, 2022 and the number of shares of its treasury stock (45,994 shares on March 31, 2022 and the number of shares of Shin-Keisei held by Keisei (4,899,895 shares) on April 28, 2022.

Keisei will grant, in place of the shares of Shin-Keisei it holds, shares of Keisei in a number calculated in accordance with the ratio of the Share Exchange to parties that are shareholders of Shin-Keisei on a date immediately prior to Keisei acquiring all outstanding shares of Shin-Keisei in the Share Exchange (excluding shares of Shin-Keisei held by Keisei) (“Record Date”) (referring to parties that are shareholders after the treasury stock set forth below is retired, and excluding Keisei). Keisei will appropriate shares of treasury stock it holds (1,605,651 shares on April 28, 2022) as shares of Keisei to be granted in the Share Exchange, and will refrain from issuing new shares. To maximize shareholder profit through expeditiously and flexibly implementing capital policies as well as improve in capital efficiency, Keisei will separately acquire treasury stock in a number up to 5,000,000 shares (the “Treasury Stock Acquisition”). The outline of the treasury stock acquisition is as follows: 1. type of stock subject to the acquisition: Keisei Stock; 2. maximum total number of shares that can be acquired: 5,000,000 shares (percentage of the total number of outstanding shares (excluding the treasury stock): 2.93%); 3. total amount of the stock acquisition: (up to) 18,000,000,000 yen; 4. period for the treasury stock acquisition: from April 29, 2022 to August 31, 2022; 5. acquisition method: market purchase including treasury stock purchase through the off-hours trading system (ToSTNeT-3) of the Tokyo Stock Exchange; 6. other items required: all decisions on the required items other than 1. to 5. above regarding the treasury stock acquisition shall be left entirely to the Representative Director and President; 7. (reference) treasury stock held as of April 28, 2022: total number of outstanding shares (excluding the treasury stock), 170,805,534 shares and number of treasury stock, 1,605,651 shares.

All shares of treasury stock held by Shin-Keisei on the Record Date (including shares of treasury stock to be acquired by Shin-Keisei due to the share repurchase request exercised pursuant to Article 785, Paragraph 1 of the Companies Act in the Share Exchange) will be retired with immediate effect by resolution of a board of directors meeting held no later than a day prior to the Planned Date for the Share Exchange.

The total number of shares of Keisei to be granted in the Share Exchange is subject to change in the future due to acquisition or retirement of treasury stock by Shin-Keisei.

Note 3: Handling of shares in quantities smaller than a Round Lot

Shareholders of Shin-Keisei that will hold shares of Keisei in quantities smaller than 100 shares (a “Round Lot”) due to the Share Exchange will be allowed to use the programs shown below. Shares in quantities smaller than a Round Lot cannot be sold on a financial instrument exchange.

(i) Program for repurchase of shares in quantities smaller than a Round Lot (sale of shares in quantities smaller than a Round Lot)

This is a program in which shareholders of Shin-Keisei that will hold shares of Keisei in quantities smaller than a Round Lot are entitled to request that Keisei repurchase such shares pursuant to Article 192, Paragraph 1 of the Companies Act.

(ii) Program for additional purchase of shares in quantities smaller than a Round Lot (additional purchase of shares to make up a Round Lot)

This is a program in which shareholders of Shin-Keisei that will hold shares of Keisei in quantities smaller than a Round Lot are entitled to request that Keisei sell shares of it that, if combined with shares totaling quantities smaller than a Round Lot they hold, reach a Round Lot and to additionally purchase shares of Keisei pursuant to Article 194, Paragraph 1 of the Companies Act and the Articles of Incorporation of Keisei.

Note 4: Handling of fractional shares

For shareholders of Shin-Keisei that will be granted fractional shares of Keisei that in total are less than one share due to the Share Exchange, shares of Keisei will be sold in a number equivalent to the number of combined total fractional shares (any fraction less than one share included in the combined total number will be truncated) pursuant to Article 234 of the Companies Act and other applicable laws, and proceeds from the sale will be granted to each of such shareholders in accordance with the number of his/her fractional shares.

(4) Handling of share options and bonds with share options associated with the Share Exchange

This does not apply, as Shin-Keisei has not issued any share options or any bonds with share options.

(5) Handling of dividends of surplus

The Companies have agreed that: i) Keisei was allowed to pay dividends of surplus in an amount up to 1.46 billion yen in total to shareholders or registered stock pledgees that are stated or recorded in the final shareholder register on March 31, 2022; ii) Shin-Keisei was allowed to pay dividends of surplus in an amount up to 140 million yen in total to shareholders or registered stock pledgees that are stated or recorded in the final shareholder register on March 31, 2022; and iii) the companies on or after this date must not resolve to pay dividends of surplus, specifying, as a record date, a date prior to or on the Planned Date for the Share Exchange, with the exceptions of the above.

3. Grounds for allotment involved in the Share Exchange

(1) Grounds and reasons for allotment

As stated in the section above titled “1. Purpose of the Share Exchange,” Keisei in October 2021 put forward the proposal for the Share Exchange to Shin-Keisei, followed by discussions and negotiations taking place repeatedly in earnest by the companies. As a result, the Companies concluded that, in order to improve the corporate value of each of them, it would be the best possible decision for Keisei to convert Shin-Keisei into a wholly owned subsidiary of the former.

In calculating the ratio of the Share Exchange stated in the section titled “2. (3) Description of allotment for the Share Exchange,” a ratio that is used for the Share Exchange, each of the Companies decided to individually request a third-party calculation agency independent from them to calculate the ratio of the Share Exchange in order to ensure that the calculations are fair and reasonable. Keisei selected Mizuho Securities Co., Ltd. (“Mizuho Securities”) as a financial advisor and third-party calculation agency for the company, while Shin-Keisei selected the Development Bank of Japan Inc. (“Development Bank of Japan”) as a financial advisor and third-party calculation agency for the company.

Keisei concluded it was appropriate to conduct the Share Exchange using the ratio for the Share Exchange. This is because it realized that the ratio was reasonable and beneficial to its minority shareholders as a result of having consulted and deliberated discreetly in consideration of a Share Exchange ratio calculation document received from third-party calculation agency Mizuho Securities on April 27, 2022, advice from legal advisor Takusyou Sogo Law Office, and the result of due diligence on Shin-Keisei conducted by Keisei, as stated in the section below titled “3. (4) Measure to secure fairness.”

Meanwhile, Shin-Keisei concluded it was appropriate to conduct the Share Exchange using the ratio from the Share Exchange. This is because it realized that the ratio was reasonable and beneficial to its shareholders as a result of having discreetly consulted and deliberated multiple times with Keisei on the terms and conditions of the Share Exchange, including the ratio for the Share Exchange, in consideration of a Share Exchange ratio calculation document received from third-party calculation agency the Development Bank of Japan on April 27, 2022, advice from legal advisor Oh-Ebashi LPC & Partners, and the result of due diligence on Keisei performed by Shin-Keisei, instruction and advice from this special committee composed solely of independent members that are not interested parties of Keisei, and a recommendation letter received on April 27, 2022 from the committee, as stated in the sections below titled “3. (4) Measure to secure fairness” and “3. (5) Measures to avoid a conflict of interest.”

Based on the considerations set forth above, the Companies held negotiations and discussions and as a result, decided to conduct the Share Exchange using the Share Exchange ratio. The Share Exchange Agreement was entered into by and between the Companies by resolution of their respective boards in board meetings held today, as they recognized that doing so was reasonable and in the interests of their shareholders.

The ratio for the Share Exchange is subject to change upon consultation by the Companies if any significant revision is made to the terms and conditions forming the basis for the calculation.

(2) Matters related to calculation

(i) Name of calculation agency and its relationship with the Companies

Mizuho Securities, a third-party calculation agency for Keisei, is a calculation agency independent from the Companies and the Share Exchange, does not constitute an interested party of the Companies, and has no significant interest in them that involves a conflict of interest with the Companies with respect to the Share Exchange.

Mizuho Securities has status as a shareholder of Keisei, and Mizuho Bank, Ltd. (“Mizuho Bank”), a group company of Mizuho Securities has status as a shareholder of both Keisei and Shin-Keisei. Mizuho Trust & Banking Co., Ltd. (“Mizuho Trust & Banking”), a group company of Mizuho Securities and Mizuho Bank, has loan transactions with Keisei as part of ordinary banking transactions and Mizuho Bank has loan transactions with Shin-Keisei as part of ordinary banking transactions. Mizuho Securities states that, pursuant to Article 36, Paragraph 2 of the Financial Instruments and Exchange Act (Act 25 of 1948; hereinafter including subsequent revisions to it) and Article 70-4 of the Cabinet Ordinance on Financial Instruments Business (Cabinet Ordinance 52 of 2007; hereinafter including subsequent revisions to it), and other applicable laws, the company takes appropriate measures to prevent any adverse effects, such as blocking information transfer between its financial advisory unit and its other units holding shares of Keisei and between the financial advisory unit and its other units holding shares of Keisei and Shin-Keisei. Because of these measures, the financial advisory unit calculates the stock value of Keisei and Shin-Keisei from a standpoint independent from those of Mizuho Securities, Mizuho Bank, and Mizuho Trust & Banking as shareholders of, and lenders to, Keisei and Shin-Keisei, avoiding a conflict of interest with them regarding the Share Exchange.

Keisei selected Mizuho Securities as a third-party calculation agency independent of Keisei and Shin-Keisei considering that: i) the company takes appropriate measures to prevent any adverse effects, such as blocking information transfer between its financial advisory unit and other units of Mizuho Securities’ and Mizuho Bank’s other units that hold Keisei and Shin-Keisei shares; ii) Mizuho Securities is kept independent as a third-party calculation agency as it enters into transactions with Keisei under transaction terms and conditions identical to those for ordinary business partners; and iii) Mizuho Securities acted as a third-party calculation agency for past projects of similar kinds.

The Development Bank of Japan, a third-party calculation agency for Shin-Keisei, does not constitute an interest party in Keisei and Shin-Keisei due to being a calculation agency independent from them. Although the Development Bank of Japan has loan transactions with Keisei and Shin-Keisei as part of its ordinary banking transactions, the bank has no significant interest in them that constitutes a conflict of interest with them with respect to the Share Exchange.

The Development Bank of Japan states that, pursuant to Article 36, Paragraph 2 of the Financial Instruments and Exchange Act and Article 70-4 of the Cabinet Office Ordinance on Financial Instruments Business, and other applicable laws, the company takes appropriate measures to prevent any adverse effects, such as blocking information transfer between its unit responsible for financial advisory and value calculation for Shin-Keisei stock and its other units. Because of these measures, the unit responsible for financial advice and value calculation for Shin-Keisei stock calculates the stock value from a standpoint independent from the status of the bank as a lender to Keisei and Shin-Keisei, avoiding a conflict of interest with them regarding the Share Exchange.

Shin-Keisei selected the Development Bank of Japan as a third-party calculation agency independent from Keisei and Shin-Keisei because: i) the bank takes appropriate measures to prevent any adverse effects, such as internal blocking information transfer; ii) the bank is kept independent as a third-party calculation agency, as it conducts transactions with Shin-Keisei under transaction terms and conditions identical to those for ordinary business partners; and iii) the bank acted as a third-party calculation agency for past projects of a similar kind.

(ii) Outline of calculation

Mizuho Securities made calculations by using: i) the market stock price standard method for Keisei and Shin-Keisei, as they had market prices with the former being listed on the Tokyo Stock Exchange Prime Market and the latter on the Tokyo Stock Exchange Standard Market; ii) the peer-comparison method for Keisei and Shin-Keisei, as it was possible to presume their stock value by a peer comparison given that there existed multiple companies that engage in businesses similar to those of Keisei and Shin-Keisei to a certain extent, mainly from the perspective of analyzing the Share Exchange ratio range, although they were unable to be directly compared with Keisei and Shin-Keisei; and iii) the discounted cash-flow method (the “DCF Method”) for Keisei and Shin-Keisei in order to reflect their future business activities in the calculations.

Shown below are calculation ranges for the number of Keisei shares to be granted for one Shin-Keisei share by each valuation method.

Method in use	Calculation range for the share exchange ratio
Market stock price standard method	0.62 to 0.69
DCF method	0.50 to 1.42

For the market stock price standard method, a simple average closing price applying a stock price on a calculation record date of April 27, 2022 was used, as well as closing stock prices during one month, three months, and six months before the calculation record date.

The financial forecasts for Keisei and Shin-Keisei used by Mizuho Securities as the premise for DCF method-based calculation include fiscal years in which significant profit rise or fall is predicted. Specifically, the following are predicted in the business plans used to calculate the stock value of Keisei: operating income of approximately 21.5 billion yen for fiscal year ending March 31, 2023 due in part to the expected gradual recovery of inbound demand and the flow of people in Japan and to the expected recovery of revenue by continuing to increase leased investment properties in the real estate business during the year and an increase in profit by approximately 40% on a year-on-year basis for fiscal year ending March 31, 2024, despite a temporary drop in revenue mainly in the transportation business in fiscal year ended March 31, 2021 and fiscal year ending March 31, 2022 due to the impact of the COVID-19 pandemic. On the other hand, the following are predicted in the business plans used to calculate the stock value of Shin-Keisei: operating income of approximately 1 billion yen for fiscal year ending March 31, 2023 and an increase in profit by approximately 40% and 30% for fiscal years ending March 31, 2024 and March 31, 2025, respectively, on a year-on-year basis, as a result of recovery from a decrease in operating income due to the impact of infections through the end of fiscal year ending March 31, 2022; also an increase in profit by approximately 40% on a year-on-year basis for fiscal year ending March 31, 2026 by carrying out regional development in the real estate business.

The financial forecasts for Keisei and Shin-Keisei are not premised on the execution of the Share Exchange.

In calculating the Share Exchange ratio, Mizuho Securities relied upon and premised its calculation on, the fact that all information used at that time as the essential grounds for calculating the Share Exchange ratio, among all disclosed information considered by the company, as well as financial and other information that was provided by Keisei and Shin-Keisei to the company or deliberated on by the company and Keisei and Shin-Keisei, was accurate and complete.

Mizuho Securities did not independently verify the accuracy and completeness of such information, and is neither responsible nor obligated to do so. Information stated in the Share Exchange ratio calculation document has the potential to differ from reality if: i) there is any matter that renders information provided to the company or deliberated on by the company, Keisei, or Shin-Keisei seriously erroneous, ii) there occurs any event or circumstance that fails to be disclosed at the time of delivering the Share Exchange ratio calculation document; or iii) there occurs any event or circumstance after delivery of the Share Exchange ratio calculation document (including events that potentially occur at the time of delivery of the Share Exchange ratio calculation document and that are subsequently revealed).

Mizuho Securities premised the calculation on the fact that neither of the Companies’ management were aware of any fact that caused any misunderstanding, or that rendered the information provided to Mizuho Securities or deliberated on by the company, Keisei, or Shin-Keisei incomplete. Mizuho Securities did not independently value or appraise assets and liabilities of Keisei, Shin-Keisei, and their subsidiaries and affiliates (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) and allowances and provisions for these companies. Mizuho Securities has neither been independently provided with any valuation or appraisal from a third party, nor has it requested any valuation or appraisal from a third party. Mizuho Securities is not obligated to examine assets and facilities of Keisei, Shin-Keisei, and their subsidiaries and affiliates, and has not assessed or valued shareholders’ equity, solvency, and fair values of Keisei, Shin-Keisei, and their subsidiaries and affiliates under laws on bankruptcy and business failure.

In calculating the Share Exchange ratio, Mizuho Securities used hypotheses it believed were reasonable and appropriate for any matter: i) on which neither any information nor any disclosure was provided by Keisei and Shin-Keisei; ii) whose effect on their stock value was currently uncertain despite information or disclosure provided; iii) that could not be used by Mizuho Securities as a basis for valuation even when using another method; and iv) that could not convince Mizuho Securities that it was usable as a basis for valuation even when using another method. Mizuho Securities has not verified how the future financial conditions of Keisei and Shin-Keisei would be affected by any of the hypotheses that have the potential to be revealed as materially differing from the facts.

Mizuho Securities premised that financial forecasts and forward-looking information that were disclosed to it had been prepared, created, and adjusted rationally by the management of Keisei and Shin-Keisei, based on the best forecasts and judgements currently able to be made concerning their business performance and future financial position. Mizuho Securities has neither independently verified the feasibility of the aforementioned premise and financial forecasts as well as business plans materializing, nor expressed any opinion on analyses and forecasts referred to in the Share Exchange ratio calculation document and hypotheses forming the basis for them because the company relied on such premise, financial forecasts, and business plans. Mizuho Securities personnel, not being experts in law, regulation, and tax affairs, relied on assessments and valuations done by external experts for Keisei and Shin-Keisei with respect to such matters.

This Share Exchange is based on the premise that the transaction not subject to tax under Japanese corporate tax law.

Mizuho Securities’ calculation result was submitted to Keisei at its request for the sole purpose of serving as reference information in order for Keisei’s board of directors to determine a ratio for the Share Exchange. The calculation result is not intended for Mizuho Securities to express an opinion on the reasonableness of the ratio for the Share Exchange.

Meanwhile, the Development Bank of Japan used the market stock price method to perform calculations for Keisei due to market price availability, as Keisei was listed on the Prime Market of the Tokyo Stock Exchange and Shin-Keisei was listed on the Standard Market of the Tokyo Stock Exchange. To reflect these Companies’ future business activities in the calculations, the bank used the DCF when doing its calculations.

Shown below are the calculation ranges for the number of Keisei shares to be granted for one Shin-Keisei share under different valuation methods.

Method used	Calculation range for the Share Exchange ratio
Market stock price method	0.60 to 0.70
DCF method	0.57 to 1.31

Regarding the market stock price method, the Development Bank of Japan used a simple average closing price, applying a stock price on a calculation record date of April 27, 2022 as well as closing stock prices during one month, three months, and six months before the calculation record date.

The financial forecasts that the bank used for Keisei and Shin-Keisei as the premise for DCF method-based calculation include some fiscal years in which a significant profit rise or fall is predicted. Specifically, the following are predicted in the business plans used to calculate the stock value of Keisei: operating income of approximately 10 billion yen for fiscal year ending March 31, 2023 and an increase in profit by approximately 40%, 50% and 40% for fiscal years ending March 31, 2024, March 31, 2025 and March 31, 2026, respectively, on a year-on-year basis, due to the expected gradual pick up of inbound demand, despite it being impacted by reduced flow of people as a result of the ongoing spread of COVID-19 throughout the fiscal year ending March 31, 2022. On the other hand, the following are predicted in the business plans used to calculate the stock value of Shin-Keisei: operating income of approximately 1 billion yen for fiscal year ending March 31, 2023 and an increase in profit by approximately 40% and 30% for fiscal years ending March 31, 2024 and March 31, 2025, respectively, on a year-on-year basis, as a result of recovery from a decrease in operating income due to the impact of infections through the end of fiscal year ending March 31, 2022; also an increase in profit by approximately 40% on a year-on-year basis for fiscal year ending March 31, 2026 by carrying out regional development in the real estate business.

The financial forecasts for Keisei and Shin-Keisei are not premised on the execution of the Share Exchange.

In calculating the Share Exchange ratio, the Development Bank of Japan relied upon and premised its calculations on, the fact that all information used at the time as the essential grounds for calculating the Share Exchange ratio, among all disclosed information considered by the company as well as financial and other information that was provided by Keisei and Shin-Keisei to the bank or deliberated on by the bank and Keisei and Shin-Keisei, was accurate and complete.

The Development Bank of Japan did not independently verify the accuracy and completeness of such information, and is neither responsible for doing so nor obligated to do so. Information stated in the Share Exchange ratio calculation document has the potential to differ from reality if: i) there is any matter that renders seriously erroneous information provided to the bank or deliberated on by it, Keisei, or Shin-Keisei seriously erroneous, ii) there occurs any event or circumstance that fails to be disclosed at the time of delivering the Share Exchange ratio calculation document; or iii) there occurs any event or circumstance after delivery of the Share Exchange ratio calculation document (including events that potentially occur at the time of delivery of the Share Exchange ratio calculation document and that are subsequently revealed).

The Development Bank of Japan premised that neither of the Companies’ management were aware of any fact that caused any misunderstanding, or that rendered the information provided to the bank or deliberated on by it, Keisei, or Shin-Keisei incomplete. The Development Bank of Japan did not independently value or appraise assets and liabilities of Keisei, Shin-Keisei, and their subsidiaries and affiliates (including derivatives, off-balance-sheet assets and liabilities, and contingent liabilities) and allowances and provisions for these companies. The bank has neither been independently provided with any valuation or appraisal from a third party, nor has it requested any valuation or appraisal from a third party. The Development Bank of Japan is not obligated to examine assets and facilities of Keisei, Shin-Keisei, and their subsidiaries and affiliates, and has not assessed or valued shareholders’ equity, solvency, and fair values of Keisei, Shin-Keisei, and their subsidiaries and affiliates under laws on bankruptcy and business failure.

In calculating the Share Exchange ratio, the Development Bank of Japan used hypotheses it believed were reasonable and appropriate for any matter: i) on which neither any information nor any disclosure was provided by Keisei and/or Shin-Keisei; ii) whose effect on their stock value was currently uncertain in spite of information or disclosure provided; iii) that could not be used by the bank as a basis for valuation even when using another method; and iv) that could not convince the bank that it was usable as a basis for valuation even when using another method. The Development Bank of Japan has not verified how the future financial conditions of Keisei and Shin-Keisei would be affected by any of the hypotheses that have the potential to be revealed as materially differing from the facts.

The Development Bank of Japan premised that financial forecasts and forward-looking information that were disclosed to it had been prepared, created, and adjusted rationally by the management of Keisei and Shin-Keisei, based on the best possible forecasts and judgements currently able to be made concerning their business performance and future financial position. However, Shin-Keisei had some concerns about the feasibility of Keisei’s financial forecasts Keisei materializing in light of its financial results for the fiscal year ended March 31, 2022. Therefore, the Development Bank of Japan used financial forecasts for the fiscal years ending March 31, 2023, March 31, 2024, and March 31, 2025 that were adjusted to some extent upon checking with Shin-Keisei. The bank has neither independently verified the feasibility of the aforementioned premise and financial forecasts as well as business plans materializing, nor expressed any opinion on analyses and forecasts referred to in the Share Exchange ratio calculation document and hypotheses that form the basis for them, since the company relied on such premise, financial forecasts, and business plans. The Development Bank of Japan personnel, not being experts in law, regulation, and tax affairs, relied on assessments and valuations done by external experts for Keisei and Shin-Keisei with respect to such matters.

This Share Exchange is based on the premise that the transaction not subject to tax under Japanese corporate tax law.

The Development Bank of Japan’s calculation result was submitted to Keisei at its request for the sole purpose of serving as reference information in order for Shin-Keisei’s board of directors to determine a ratio for the Share Exchange. The calculation result is not intended for the bank to express an opinion on the reasonableness of the ratio for the Share Exchange.

(3) Prospect of delisting and reasons for it

Shin-Keisei stock will be delisted on August 30, 2022 (the final trading date will be August 29, 2022) through a specified procedure under the delisting standard of the Tokyo Stock Exchange Standard Market. This is because the Share Exchange will turn Keisei into the wholly owning parent company of Shin-Keisei on September 1, 2022 (planned), the date on which the Share Exchange will come into effect.

After the delisting, it will no longer be possible to trade Shin-Keisei stock on financial instrument exchanges. However, Keisei stock, the shares of which will be allotted to shareholders of Shin-Keisei on the date when the Share Exchange comes into effect, is listed on the Tokyo Stock Exchange Prime Market. As a result, it will still be possible to trade shares in quantities of at a least Round Lot on financial instrument exchanges, with stock liquidity being secured. This is despite the fact that some shareholders of Shin-Keisei could potentially be allotted only shares in quantities smaller than a Round Lot.

Shareholders that will begin to hold shares of Keisei stock in quantities smaller than a Round Lot due to the Share Exchange will be allowed to use a repurchase program for such quantities of shares, but they will not be able to sell them on financial instrument exchanges. They will, however, be allowed to use a program for purchasing additional shares in amounts smaller than a Round Lot to buy Keisei shares in a number that brings their total holding to at least a Round Lot if combined with shareholdings smaller than a Round Lot. For an outline of this procedure, see the section above titled “2. (2) Note 3: Handling of shares in quantities smaller than a Round Lot.” For details of handling of fractional shares occurring due to the Share Exchange, see the section above titled “2. (3) Note 4: Handling of fractional shares.”

Shareholders of Shin-Keisei may continue to trade their shares of the company as before until August 29, 2022 (planned), the planned final trading date, on the Tokyo Stock Exchange Standard Market, and will be able to exercise until a record date their lawful rights stipulated in the Companies Act and other applicable laws.

(4) Measure to secure fairness

A measure to secure fairness was taken by the Companies as shown below, because they judged it necessary to secure fairness in the Share Exchange given that Keisei held 4,899,895 shares (44.64% of the 10,977,234 total of Shin-Keisei outstanding shares as of March 31, 2022 (excluding treasury stock) (any third decimal place was rounded off to the nearest second place; hereinafter this applies to calculation of the ownership ratio)). Furthermore, Shin-Keisei fell under an equity-method affiliate of Keisei due to being served concurrently by directors who were officers or employees of Keisei and by directors who had previously been Keisei personnel.

(i) Acquisition of a Share Exchange ratio calculation document from an independent third-party calculation agency

On April 27, 2022, Keisei acquired a Share Exchange ratio calculation document from Mizuho Securities, a third-party calculation agency independent from Keisei and Shin-Keisei.

For an outline of the document, see the section above titled “3. (2) Matters related to calculation.” Keisei has not acquired from Mizuho Securities an opinion on whether the Share Exchange ratio is fair for shareholders of Keisei from a financial perspective (fairness opinion).

Meanwhile, on April 27, 2022, Shin-Keisei acquired a Share Exchange ratio calculation document from the Development Bank of Japan, a third-party calculation agency independent from Keisei and Shin-Keisei. For an outline of the document, see the section above titled “3. (2) Matters related to calculation.” Fees for the bank include a contingency fee to be paid on the condition that the Share Exchange is executed. Shin-Keisei has not acquired from Mizuho Securities an opinion on whether the Share Exchange ratio is fair for shareholders of Keisei from a financial perspective (fairness opinion).

(ii) Advice from an independent law office

Keisei selected Takusyou Sogo Law Office as a legal advisor for the Share Exchange, and obtained advice from it from a legal perspective on the procedures for the Share Exchange and on the method and process for decision-making by the board of directors. Takusyou Sogo Law Office, being independent from Keisei and Shin-Keisei, has no significant interest in either of them.

Meanwhile, Shin-Keisei selected Oh-Ebashi LPC & Partners as a legal advisor for the Share Exchange, and obtained advice from it from a legal perspective on the procedures for the Share Exchange and on the method and process for decision-making by the board of directors. Oh-Ebashi LPC & Partners, being independent from Keisei and Shin-Keisei, has no significant interest in either of them. Fees for the legal advisor comprise only an hourly fee to be paid regardless of whether the Share Exchange is executed, and do not include a contingency fee to be paid on the condition that the Share Exchange is executed.

(5) Measures to avoid a conflict of interest

To avoid a conflict of interest, Shin-Keisei took the following measures. This is because Keisei held 4,899,895 shares of the former (44.64% of the total 10,977,234 outstanding shares on March 31, 2022 (excluding treasury stock)), Shin-Keisei falls under the definition of an equity-method affiliate of Keisei, and Shin-Keisei is served by directors who concurrently serve as officers or employees of Keisei and who previously served Keisei.

(i) Establishment of an independent special committee at Shin-Keisei and acquisition of a recommendation letter

By resolution of a board of directors meeting held on January 28, 2022, Shin-Keisei established a special committee composed of: i) Mr. Hitoshi Ikeda, Outside Audit & Supervisory Board Member of Shin-Keisei who does not have an interest in Keisei and is an independent officer registered with the Tokyo Stock Exchange (Sanyo to the ChibaBank, Ltd.); ii) Mr. Kouichi Yamakado, Outside Audit & Supervisory Board Member of Shin-Keisei who does not have an interest in Keisei and is an independent officer registered with the Tokyo Stock Exchange (former Director, Managing Executive Officer of Sumitomo Mitsui Trust Bank, Limited; and iii) Mr. Hiroki Sakuraba, an independent external expert who has no interest in Keisei or Shin-Keisei (lawyer, Okuno & Partners). This was in order for Shin-Keisei to: i) make decisions on the Share Exchange with due care; ii) keep the decision-making process of its board of directors free of potential arbitrariness and conflicts of interest; iii) secure the fairness of the process; and iv) verify that the decision by the board of directors to proceed with the Share Exchange would not harm the interests of Shin-Keisei’s minority shareholders. It selected these three individuals as members of the special committee from the start, and has not replaced them. Shin-Keisei intends to pay to them a fixed amount of remuneration or an hourly fee as the reward for their service regardless of their recommendations.

Then, in pondering the Share Exchange, Shin-Keisei requested an opinion from the special committee on the following points: (i) the rationality of the purpose of the Share Exchange (including on whether the Share Exchange would contribute to improving the corporate value of Shin-Keisei); (ii) the reasonableness of the Share Exchange’s transaction terms and conditions (including the Share Exchange ratio); (iii) the fairness of the procedures for the Share Exchange (including a description of the measures to secure fairness and the extent to which such measures should be taken); and iv) whether the Share Exchange would harm the interests of Shin-Keisei’s minority shareholders in consideration of the items above from (i) to (iii) and of other matters (the items from (i) to (iv) are collectively referred to as the “Main Items for Inquiry” hereinafter).

In establishing the special committee, Shin-Keisei’s board of directors resolved to make decisions on the Share Exchange with the utmost respect to the committee’s judgment, and to assign to it the authority to: (a) check with officers and employees of Shin-Keisei concerning policy on negotiations with Keisei in advance, and express opinions and issue instructions and requests at important stages; (b) obtain from officers and employees of Shin-Keisei information required for considering the Share Exchange and making decisions on it; (c) approve a financial advisor, third-party calculation agency, and legal advisor selected by Shin-Keisei (and subsequently approve them); and (d) select or appoint a financial advisor, third-party calculation agency, and legal advisor for the committee as required (Shin-Keisei will bear such expenses incurred).

The special committee held 11 meetings between February 14, 2022 to April 27, 2022 to examine the Share Exchange and express opinions, exchanged and gathered information via email, and held discussions from time to time as required. Specifically, the committee verified that the Development Bank of Japan, a financial advisory and third-party calculation agency selected by Shin-Keisei, and Oh-Ebashi LPC & Partners, a legal advisory selected by it, had appropriate independence and expertise, and so approved the selections. Then, Shin-Keisei provided an overview of Shin-Keisei’s and Shin-Keisei Group’s businesses, future prospects for the businesses, merits and demerits of conducting the Share Exchange considered by Shin-Keisei, and the procedure for formulating and content of Shin-Keisei’s business plans used as the premise for calculation of the Share Exchange ratio, followed by a question and answer session. Keisei then provided an overview of Keisei’s and Keisei Group’s businesses, the positioning of Shin-Keisei in the Keisei Group, background and circumstances that led to the Share Exchange, reason for choosing the Share Exchange, details of synergy and other impacts expected from the Share Exchange, and management policy and treatment of employees following the Share Exchange, followed by a question and answer session. The Development Bank of Japan, which is a financial advisor and third-party calculation agency for Shin-Keisei, explained the method for calculating the allotment ratio for the Share Exchange and calculation result, followed by a question and answer session to verify the reasonableness of the result. In addition, Shin-Keisei’s legal advisor Oh-Ebashi LPC & Partners advised on the decision-making process of Shin-Keisei’s board of directors regarding the Share Exchange, measures to secure fairness of the procedure for the Share Exchange including the management of this special committee and measures to avoid conflicts of interest, and explained the result of legal due diligence on Keisei, followed by a question and answer session. Moreover, AGS Consulting Co., Ltd. (This special committee has confirmed that the company has no significant interest in Keisei.), which conduced financial and tax due diligence on Keisei based on a request from Shin-Keisei, explained the result of the aforementioned financial and tax due diligence, followed by a question and answer session. Note that this special committee is substantially involved in the negotiation process with Keisei, by deliberating on a negotiation policy and other matters more than once and giving advice to Shin-Keisei, after receiving a report on the progress and content of discussions and negotiations for the Share Exchange between Keisei and Shin-Keisei in a timely manner.

This special committee, as a result of having discreetly discussed and examined the Main Items for Inquiry multiple times through such procedure, submitted the recommendation letter to the effect that the Share Exchange would not harm the interests of Shin-Keisei’s minority shareholders to Shin-Keisei’s board of directors on April 27, 2022. An overview of this special committee’s advice is as stated below:

(i) The rationality of the purpose of the Share Exchange (including on whether the Share Exchange would be beneficial to improving the corporate value of Shin-Keisei)

This special committee has a similar perception about the current business environment around Shin-Keisei and management issues of Shin-Keisei recognized by Keisei and Shin-Keisei as stated in the section above titled “1. Purpose of the Share Exchange” and has no objection to it.

In addition, in light of the aforementioned business environment and management issues, Shin-Keisei explained to this special committee that the transportation industry, which especially suffered serious damage due to the spread of infections, foresees trouble in restoring the number of passengers to the previous level due in part to the increasing working from home and that Shin-Keisei considers reviewing the fare rate system according to the streamlining of operations and actual usage and measures including programs that contribute to attracting travelers and increasing new businesses are crucial to secure profitability. Meanwhile, Keisei expressed its view to this special committee that not only the creation and expression of synergy such as the strengthened business foundation in the northwestern part of Chiba Prefecture, enhanced competitiveness and increased business scale through mutual utilization of management resources, and establishment of an efficient organizational structure leveraging economies of scale can be expected from Shin-Keisei becoming a wholly owned subsidiary of Keisei to pursue management in one united group through closer collaboration than before as well as to effectively use economies of scale as the Keisei Group and business know-how, but also Shin-Keisei can accelerate collaboration with Keisei without the restrictions arising from the current status of Keisei and Shin-Keisei being independent listed companies. Such explanation from Keisei and Shin-Keisei is concrete on the premise of the business environment surrounding Shin-Keisei and its management issues, consistent with the general explanation on the environment of the industry to which Shin-Keisei belongs and the respective market, and considered to be realistic for future strengthening of Shin-Keisei’s competitiveness and not particularly found to be unreasonable.

On the other hand, Shin-Keisei expressed concern about the Share Exchange to this special committee with respect to the lack of uniqueness and independence of Shin-Keisei, impact to the existing shareholders of Shin-Keisei (loss of benefits that they receive as shareholder incentives), impact on Shin-Keisei employees and hiring activities, and relationship with the labor union. Then, for each of these points, Keisei explained as follows: at the moment there is no plan to make a specific change in the organizational structure of Shin-Keisei following the Share Exchange; at the moment there is no plan to change the Shin-Keisei brand spreading in the lineside area; Keisei’s shareholder incentives will be distributed following the Share Exchange and the building of a system to exchange shareholder incentives to be distributed to the current Shin-Keisei shareholders with Shin-Keisei shareholder incentives is being considered in a positive manner; Keisei will provide cooperation so that Shin-Keisei employees will take the Share Exchange that have a potential to improve their motivation positive as an opportunity to expand their areas of activity; and Keisei will cooperate with Shin-Keisei in creating a more satisfying workplace for Shin-Keisei employees together. In addition, Keisei stated it is considering neither a so-called scorched-earth management policy to sell Shin-Keisei Group businesses and assets nor financing for Keisei using Shin-Keisei businesses and assets at the moment. Based on these explanations from Keisei, not only the concerns about the Share Exchange expressed to this special committee from Shin-Keisei are considered to be mitigated to some extent, but specific probabilities of these concerns exceed or significantly damage the expected advantages of the Share Exchange cannot be recognized.

As such, this special committee concluded that the Share Exchange is considered beneficial to improving the corporate value of Shin-Keisei in light of the business environment surrounding Shin-Keisei and its management issues, and therefore the purpose of the Share Exchange is rational.

(ii) The reasonableness of the Share Exchange’s transaction terms and conditions (including the Share Exchange ratio)

This special committee concluded that the Share Exchange’s transaction terms and conditions including the Share Exchange ratio is reasonable in consideration of: (a) the Share Exchange by means of forming a wholly owned subsidiary is reasonable because an opportunity to receive synergy effect following the Share Exchange is provided to Shin-Keisei minority shareholders, shareholders who wish to cash in shares can do so by selling Keisei stock, which is highly liquid, and the Share Exchange method is commonly used as a means to form a wholly owned subsidiary; (b) (i) the market stock price method and DCF method, the calculation methods used in the Share Exchange ratio calculation document created by the Development Bank of Japan are considered reasonable methods in light of the current business practice, the explanation on the basis of the discount rate in the DCF method is also reasonable, and the calculation content is considered appropriate in light of the current business practice, (ii) the business plans of Shin-Keisei and Keisei used as the premise of the relevant calculation (Shin-Keisei’s business plans were partially modified with respect to the premise in light of a discussion in this special committee as Shin-Keisei and the special committee had some concerns regarding the feasibility of the business plans initially received from Keisei) are considered not unreasonable in light of the circumstances of the creation and the current situation of Keisei and Shin-Keisei, the Share Exchange rate exceeds the upper limit in the calculation result based on the market stock price method and within the range of the calculation result based on the DCF method when compared with the assessment range for Shin-Keisei and Keisei stocks in the relevant calculation document; (c) the premium level of the Share Exchange rate against the market stock price is considered to be reasonable level when compared with the premium level in recent cases of Share Exchange for the purpose of forming a wholly owned subsidiary of a listed company in Japan, which are similar transactions to the Share Exchange; (d) this special committee is assessed as being substantially involved in negotiations with Keisei as this special committee was established immediately after Shin-Keisei began full-scale consideration of the Share Exchange, whether the Share Exchange rate would harm Shin-Keisei minority shareholders was discussed multiple times, the result of the discussions was reflected in the policy for negotiation with Keisei, and negotiations with Keisei were conducted following instructions and requests under the relevant negotiation policy determined by the special committee; and (e) there is no specific circumstances that cause a doubt about the fairness of the decision-making process for the Share Exchange rate.

(iii) The fairness of the procedures for the Share Exchange (including a description of the measures to secure fairness and the extent to which such measures should be taken)

This special committee concluded that the procedures for the Share Exchange is fair as measures to secure fairness are taken in the negotiation process leading to the Share Exchange in consideration of: (a) Shin-Keisei’s board of directors established this special committee, which is independent of Keisei and Shin-Keisei, to make decisions regarding the Share Exchange with the utmost respect to the committee’s judgment; (b) the structure that enables this special committee to substantially be involved in negotiation with Keisei was secured, negotiations with Keisei were conducted with substantial involvement of this special committee, and the same level of negotiation and discussion as those in transactions between independent parties is assessed to have been conducted with Keisei in light of the circumstances of negotiation with Keisei; (c) Shin-Keisei received legal advice from Oh-Ebashi LPC & Partners, which is independent of Keisei and Shin-Keisei and the success or failure of the Share Exchange; (d) Shin-Keisei acquired a calculation document for the Share Exchange rate from the Development Bank of Japan, which is a financial advisor and third-party calculation agency independent of Keisei and Shin-Keisei; (e) after Shin-Keisei began full-scale consideration of the Share Exchange, it promptly built a structure in which not only Shin-Keisei officers and employees who also currently serve as Keisei officers and employees, but also other Shin-Keisei officers and employees who were previously in the position of Keisei officers and employees would not be involved in the discussion and negotiation process concerning transaction terms and conditions for the Share Exchange between Shin-Keisei and Keisei as well as in Shin-Keisei’s business plan creation process; (f) directors who currently serve as Keisei officers and employees, directors who were previously in the position of Keisei officers and employees, and audit & supervisory board members who also serve as Keisei directors were excluded from deliberation and resolution for the Share Exchange in the board of directors meetings, will be excluded from deliberation and resolution for the Share Exchange in the board of directors meeting to be held in April 28, 2022, and are not participated in discussions and negotiations for the Share Exchange from the standpoint of Shin-Keisei; (g) Shin-Keisei has not entered into an agreement with Keisei that restricts Shin-Keisei from contacting a party who propose a hostile takeover other than Keisei, which is considered as so-called indirect market check being performed; on the other hand, although Shin-Keisei does not actively perform market check, it is not considered a harm to the fairness of the procedure in the faire exchange; (h) although the majority of minority condition will not be set up for the Share Exchange, the majority of minority condition not being set up is not considered a harm to the fairness of the Share Exchange procedure due in addition to setting up the majority of minority condition for the Share Exchange that is considered beneficial to improving corporate value and having appropriate transaction terms and conditions may destabilize the successful Share Exchange and may not be a benefit to the interest of minority shareholders on the contrary, Shin-Keisei has taken other sufficient measures to secure fairness for the Share Exchange; (i) appropriate information disclosure is planned; and (j) a fact that leads to a presumption that Shin-Keisei having been subject to undue influence from Keisei in the course of discussion, consideration, and negotiation is not recognized.

(iv) Whether the Share Exchange would harm the interests of Shin-Keisei’s minority shareholders in consideration of the items above from (i) to (iii) and of other matters

The Share Exchange is recognized as beneficial to improving the corporate value of Shin-Keisei according to (i) above and the appropriateness of the transaction terms and conditions and fairness of the procedure as described in (ii) and (iii) are also recognized. As such, resolving to conduct the Share Exchange in Shin-Keisei’s board of directors meetings is not considered a harm to Shin-Keisei minority shareholders.

(ii) Approval by all non-interested Shin-Keisei directors and no objections by any non-interested Shin-Keisei audit & supervisory board members

At the Shin-Keisei board of directors meeting held today that resolved the proposal for the Share Exchange, to avoid a conflict of interest, the proposal was deliberated on and resolved unanimously by eight members, excluding, among eleven Shin-Keisei directors, Mr. Yukihito Mashimo, as he had previously served Keisei, Mr. Toshiya Kobayashi, as he concurrently served as a director of Keisei, and Mr. Norio Saegusa, as he served as an Advisor to Keisei. To likewise avoid a conflict of interest, Messrs. Mashimo, Kobayashi, and Saegusa did not participate in consultations and negotiations on the Share Exchange as Shin-Keisei officers.

The aforementioned board of directors meeting was attended by two audit & supervisory board members who had no interest in Keisei (including one outside audit & supervisory board member), excluding Messrs. Takao Amano and Shokichi Kaneko, who each concurrently served as directors of Keisei, among four audit & supervisory board members of Shin-Keisei. The two attending audit & supervisory board members both said they had no objection to the aforementioned resolution. Considering that Messrs Amano and Kaneko, both audit & supervisory board members of Shin-Keisei, each concurrently served as directors of Keisei, they did not participate in deliberations on the Share Exchange at the aforementioned board of directors meeting and refrained from expressing an opinion when the meeting resolved the proposal. Messrs. Amano and Kaneko did not participate in consultations and negotiations on the Share Exchange as Shin-Keisei officers.

4. Outline of the share exchanging companies

		Wholly owning parent company	Wholly owned subsidiary
(1)	Name	Keisei Electric Railway Co., Ltd.	Shin-Keisei Electric Railway Co., Ltd.
(2)	Headquarters	3-3-1, Yawata, Ichikawa-shi, Chiba, Japan	4-1-12, Kunugiyama, Kamagaya-shi, Chiba, Japan
(3)	Name and title of representative	Toshiya Kobayashi, Representative Director and President	Yukihito Mashimo, President CEO
(4)	Principal business activities	General transportation by rail, buying, selling and rental of land and buildings	General transportation by rail, buying, selling, brokerage, and rental of land and buildings
(5)	Paid-in capital	36,803 million yen	5,935 million yen
(6)	Founded	June 30, 1909	October 23, 1946
(7)	Number of outstanding shares	172,411,185 shares	11,023,228 shares
(8)	Balance sheet date	March 31 of each year	March 31 of each year
(9)	Number of employees	10,855 persons (consolidated)	903 persons (consolidated)
(10)	Main business partners	Ordinary customers, and domestic companies	Ordinary customers and domestic companies

(11)	Main trading banks	Development Bank of Japan Inc. MUFG Bank, Ltd. Sumitomo Mitsui Trust Bank, Limited		Development Bank of Japan Inc.
		The Master Trust Bank of Japan, Ltd. (Trust Account)	17.26%	Keisei Electric Railway Co., Ltd.	44.64%
		Custody Bank of Japan, Ltd. (Trust Account)	7.49%	The Master Trust Bank of Japan, Ltd. (Trust Account)	4.26%
		Nippon Life Insurance Company	3.52%	Nippon Life Insurance Company	2.50%
		Oriental Land Co., Ltd.	3.42%	Tokio Marine & Nichido Fire Insurance Co., Ltd.	1.73%
		Mizuho Bank Ltd.	2.85%	Custody Bank of Japan, Ltd. (Trust Account)	1.27%
(12)	Major shareholders and shareholding ratio	MUFG Bank, Ltd.	2.32%	Shin-Keisei Electric Railway Employee Stock Ownership	1.04%
		Government of Norway	1.67%	Mitsui Sumitomo Insurance Company, Limited	1.04%
		Binchotan Funding Ltd.	1.42%	Sumitomo Mitsui Trust Bank, Limited	1.03%
		State Street Bank West Client-Treaty 505234	1.32%	Mizuho Bank Ltd.	1.00%
		Custody Bank of Japan, Ltd. (Retirement Benefit Trust Account of Sumitomo Mitsui Trust Bank, Limited)	1.31%	Tomoko Fukuda	0.81%

(13)	Relation with the company
	Capital

Keisei holds 4,899,895 shares of Shin-Keisei, equivalent to 44.64% of the number of Shin-Keisei shares determined by subtracting the quantity of treasury stock (45,994 shares) from the total number of outstanding shares of Shin-Keisei (11,023,228 shares).

	Personal relations

One director and one advisor of Keisei concurrently serve as directors of Shin-Keisei, and two directors of Keisei concurrently serve as audit & supervisory board members of Shin-Keisei. One employee of Keisei was sent on loan to Shin-Keisei, and one employee of Shin-Keisei was sent on loan to Keisei.

	Transactions	Although Keisei and its group companies have transactions with Shin-Keisei and its group companies, the transaction value involved is miniscule.
	Interested parties	Shin-Keisei is an equity-method affiliate of Keisei and they are parties that have an interest in each other.
(14)	Business results and financial positions for the last three years
	Keisei (consolidated)			Shin-Keisei (consolidated)
Fiscal year end	March 31, 2020	March 31, 2021	March 31, 2022	March 31, 2020	March 31, 2021	March 31, 2022
Net assets	428,664	396,044	387,705	44,059	43,486	43,562
Total assets	905,716	900,698	900,346	100,929	102,664	68,109
Net assets per share (yen)	2,436.36	2,246.67	2,194.00	4,013.48	3,961.40	3,968.40
Operating revenue	274,796	207,761	214,157	21,302	17,415	18,871
Operating income or losses	28,320	-18,056	-5,201	2,919	-689	603
Ordinary income or loss	41,705	-32,165	-3,191	3,299	-364	861
Net profit or loss attributable to owners of the parent	30,110	-30,289	-4,438	2,355	-1,085	520
Net profit or loss per share (yen)	178.07	-179.65	-26.33	214.55	-98.90	47.40
Dividend per share (yen)	17.00	17.00	17.00	35.00	25.00	25.00

Note 1: As of March 31, 2022 (excluding items specifying a date)

Note 2: In millions of yen (excluding items specifying a unit)

5. Status after the Share Exchange

Wholly owning parent company
(1)	Name	Keisei Electric Railway Co., Ltd.
(2)	Headquartered	3-3-1, Yawata, Ichikawa-shi, Chiba, Japan
(3)	Name and title of representative	Toshiya Kobayashi, Representative Director and President
(4)	Principal business activities	General transportation by rail, sale-buying and rental of land and buildings
(5)	Paid-in capital	36,803 million yen
(6)	Fiscal year end	March 31 of each year
(7)	Net assets	Not yet determined
(8)	Total assets	Not yet determined

6. Outline of accounting treatment

　The Share Exchange, falling under an acquisition under accounting principles for business combination, will likely bring about goodwill (or negative goodwill) on Keisei’s consolidated financial statements under the existing accounting principles for business combination. However, the amount of arising goodwill (or negative goodwill) is yet to be determined.

7. Future outlook

The Share Exchange will cause Shin-Keisei, an equity-method affiliate of Keisei, to become a wholly owned subsidiary of it. The effect of the Share Exchange on Keisei’s consolidated financial results is yet to be determined, and if its financial results forecasts need to be revised or if there arises any matter requiring disclosure, relevant disclosure will take place promptly.

Reference: Forecast for current fiscal year’s results, and previous fiscal year’s results

Keisei’s current fiscal year consolidated results forecast (announced on April 28, 2022) and the previous year’s consolidated results

(In millions of yen)

	Operating revenue	Operating income or losses	Ordinary income or losses	Net profit or losses attributable to owners of the parent	Net profit or losses per share
Forecast current fiscal year’s consolidated results (fiscal year ending March 31, 2023)	272,200	21,500	27,700	18,700	110.96 yen
Previous fiscal year’s consolidated results (fiscal year ended March 31, 2022)	214,157	-5,201	-3,191	-4,438	-26.33 yen

Shin-Keisei’s current fiscal year consolidated results forecast (announced on April 28, 2022) and previous year’s financial consolidated results

(In millions of yen)

	Operating revenue	Operating income or losses	Ordinary income or losses	Net profit or losses attributable to owners of the parent	Net profit or losses per share
Forecast current fiscal year’s consolidated results (fiscal year ending March 31, 2023)	20,071	1,022	1,240	901	82.09 yen
Previous fiscal year’s consolidated results (fiscal year ended March 2022)	18,871	603	861	520	47.40 yen

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